                                                                    EXHIBIT 99.1

Financial Statements

Heinold General Partnership Account III

Years ended September 30, 2003 and 2002
with Report of Independent Auditors

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                     Heinold General Partnership Account III

                              Financial Statements

                     Years ended September 30, 2003 and 2002

                                    CONTENTS

Report of Independent Auditors ................    1

Financial Statements

Statements of Financial Condition .............    2
Statements of Operations ......................    3
Statements of Changes in Partners' Equity......    4
Statements of Cash Flows ......................    5
Notes to Financial Statements .................    6

                         Report of Independent Auditors

The Partners
Heinold General Partnership Account III

We have audited the accompanying statements of financial condition of Heinold General Partnership Account III (the Partnership) as of September 30, 2003 and 2002, and the related statements of operations, changes in partners' equity and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Heinold General Partnership Account III at September 30, 2003 and 2002, and the results of its operations, changes in its partners' equity and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

                                                           /s/ ERNST & YOUNG LLP

Chicago, Illinois
December 5, 2003

                     Heinold General Partnership Account III

                        Statements of Financial Condition

                                                          SEPTEMBER 30
                                                       2003          2002
                                                    ----------    ----------
ASSETS
Equity in commodity trading accounts:
  Net unrealized trading gains on open contracts    $  185,191    $  251,345
  Due from affiliated broker                         4,070,516     5,349,392
                                                    ----------    ----------
Total assets                                        $4,255,707    $5,600,737
                                                    ==========    ==========

PARTNERS' EQUITY                                    $4,255,707    $5,600,737
                                                    ==========    ==========

See accompanying notes.

                     Heinold General Partnership Account III

                            Statements of Operations

                                                         YEAR ENDED SEPTEMBER 30
                                                           2003           2002
                                                         ---------     ---------
TRADING INCOME (LOSS)
Net realized trading gains on closed contracts           $ 568,718     $ 467,112
Change in net unrealized trading gains or losses
 on open contracts                                         (66,154)       72,147
                                                         ---------     ---------
Net income                                               $ 502,564     $ 539,259
                                                         =========     =========

See accompanying notes.

                     Heinold General Partnership Account III

                    Statements of Changes in Partners' Equity

                     Years ended September 30, 2003 and 2002

Partners' equity at September 30, 2001   $ 5,061,478
Net income                                   539,259
                                         -----------
Partners' equity at September 30, 2002     5,600,737
Partner redemptions                       (1,847,594)
Net income                                   502,564
                                         -----------
Partners' equity at September 30, 2003   $ 4,255,707
                                         ===========

See accompanying notes.

                     Heinold General Partnership Account III

                            Statements of Cash Flows

                                                      YEAR ENDED SEPTEMBER 30
                                                        2003            2002
                                                    -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                          $   502,564     $   539,259
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Decrease (increase) in equity in commodity
   trading accounts                                   1,345,030        (539,259)
                                                    -----------     -----------
Net cash provided by operating activities             1,847,594               -

CASH FLOWS FROM FINANCING ACTIVITIES

Partner redemptions                                  (1,847,594)              -
                                                    -----------     -----------
Net cash used in financing activities                (1,847,594)              -
                                                    -----------     -----------
Net change in cash                                            -               -
Cash at beginning of year                                     -               -
                                                    -----------     -----------
Cash at end of year                                 $         -     $         -
                                                    ===========     ===========

See accompanying notes.

                     Heinold General Partnership Account III

                          Notes to Financial Statements

1. ORGANIZATION OF THE PARTNERSHIP

The Heinold General Partnership Account III (Partnership) was organized under the laws of the state of Illinois on April 1, 1996, for the purpose of permitting the general partners to participate in the speculative trading of futures, options on futures and forward contracts of a single commodity trading advisor (Advisor) implementing a single trading strategy.

The general partners of the Partnership consist solely of limited partnerships sponsored by Heinold Asset Management, Inc. (HAMI), a commodity pool operator registered with the Commodity Futures Trading Commission (CFTC). As the sponsor of each general partner, HAMI acts in the capacity of a managing general partner, although HAMI has no financial interest in the Partnership, except to the extent of HAMI's investment in each general partner. The Partnership operates in accordance with a request for relief from the prohibition against commingling of pool funds as described herein and in the Partnership Agreement that was granted to HAMI by the CFTC on March 5, 1996.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DUE FROM AFFILIATED BROKER

Due from affiliated broker consists of balances due from Man Financial Inc
(Man). Man, an affiliate of HAMI, is registered with the CFTC as a futures commission merchant and is a member of the National Futures Association, an industry self-regulatory agency.

INCOME RECOGNITION

Realized and unrealized trading gains and losses on futures, options on futures and forward contracts, which represent the difference between cost and selling price or quoted value, are recognized in the current period. All trading activities are accounted for on a trade-date basis.

                     Heinold General Partnership Account III

FOREIGN CURRENCY TRANSLATION

Assets, liabilities, gains and losses denominated in foreign currencies are translated at end-of-period spot exchange rates. The resulting net realized and unrealized foreign exchange gains and losses are not material and are reflected in trading gains (losses) in the statements of operations.

INCOME TAXES

Income taxes are not provided for by the Partnership because taxable income or loss of the Partnership is included in the income tax returns of the partners.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. PARTNERSHIP AGREEMENT

ALLOCATION OF PROFITS AND LOSSES

Each general partner shares pro rata in the profits and losses of the Partnership based on the capital that each general partner commits, as defined, to the Partnership.

EXPENSES

The Partnership incurs no expenses. Per the Partnership Agreement, each general partner pays expenses directly attributable to the Advisor's trading (including, without limitation, brokerage and advisory fees). Each general partner also pays any other operating expenses of the Partnership, generally based on its ownership share in the Partnership. HAMI ensures that no general partner incurs any expense as a result of participating in the Partnership which such general partner would not have incurred trading independently.

                    Heinold General Partnership Account III

3. PARTNERSHIP AGREEMENT (CONTINUED)

CAPITAL CONTRIBUTIONS AND REDEMPTIONS

Capital contributions may be made at any time with the unanimous consent of all general partners. All capital contributions must be fully funded, either in cash or by committed funds, as defined. Any general partner may redeem from the Partnership, in whole or in part, at any time, upon notice to each other general partner.

4. OTHER AGREEMENTS

For the years ended September 30, 2003 and 2002, the Partnership's sole trading advisor was Man Investment Products, Inc. (MIP), an affiliate of HAMI. MIP receives management fees and incentive fees, as applicable, from each general partner at rates which have been separately agreed upon between such general partner and MIP. Management fees are earned monthly, and incentive fees are generally earned quarterly. Annual rates for management and incentive fees range from 1.8% to 3.0% and 15% to 20%, respectively.

The Partnership's clearing broker is Man. Man receives brokerage commissions from each general partner at rates ranging from an annual rate of 5% to 8% of month-end net assets or based on round-turn commission rates. Such rates have been separately agreed upon between each general partner and Man. Man pays interest on credit balances directly to each general partner based on rates which have been separately agreed upon between such general partner and Man.

                    Heinold General Partnership Account III

5. GENERAL PARTNER CAPITAL ACCOUNTS

At September 30, 2003, each general partner's committed capital was as follows:

                                                 COMMITTED CAPITAL
                                     -------------------------------------------
                                                     INCREASE IN       TOTAL            PROFIT
                                                      COMMITTED       TRADING         ALLOCATION
            NAME                     INVESTMENT        CAPITAL        CAPITAL         PERCENTAGE
            ----                     -----------     -----------     -----------      ----------
The Future Fund                      $ 1,949,090     $   602,965     $ 2,552,055         45.80%
The Future Fund II                       392,612         121,457         514,069          9.23
The Futures Advantage Fund               112,072          34,670         146,742          2.63
The Futures Dimension Fund               396,463         122,649         519,112          9.31
Horizon Futures Fund                     521,695         161,390         683,085         12.26
Horizon World Futures Fund               119,696          37,029         156,725          2.81
Jefferson Futures Fund                    69,598          21,531          91,129          1.64
The Landmark Fund I                       94,810          29,330         124,140          2.23
The New Century Currency &
  Financial Fund L.P.                    129,719          40,130         169,849          3.05
The Patriot Futures Fund L.P. II          96,561          29,872         126,433          2.27
The Resource Fund                        373,391         115,511         488,902          8.77
                                     -----------     -----------     -----------        ------
                                     $ 4,255,707     $ 1,316,534     $ 5,572,241        100.00%
                                     ===========     ===========     ===========        ======

At September 30, 2002, each general partner's committed capital was as follows:

                                                  COMMITTED CAPITAL
                                     -------------------------------------------
                                                     DECREASE IN        TOTAL           PROFIT
                                                      COMMITTED        TRADING        ALLOCATION
            NAME                     INVESTMENT        CAPITAL         CAPITAL        PERCENTAGE
            ----                     -----------     -----------     -----------      ----------
The Future Fund                      $ 2,563,091     $  (653,188)    $ 1,909,903         45.76%
The Future Fund II                       499,263        (127,234)        372,029          8.91
The Futures Advantage Fund               154,591         (39,397)        115,194          2.76
The Futures Dimension Fund               536,892        (136,824)        400,068          9.59
Horizon Futures Fund                     641,163        (163,396)        477,767         11.45
Horizon World Futures Fund               157,150         (40,048)        117,102          2.81
Jefferson Futures Fund                    85,240         (21,722)         63,518          1.52
The Landmark Fund I                      112,011         (28,546)         83,465          2.00
The New Century Currency &
   Financial Fund L.P.                   180,783         (46,072)        134,711          3.23
The Patriot Futures Fund L.P. II         122,097         (31,116)         90,981          2.18
The Resource Fund                        459,457        (117,090)        342,367          8.20
Sycamore Futures Fund                     88,999         (22,681)         66,318          1.59
                                     -----------     -----------     -----------        ------
                                     $ 5,600,737     $(1,427,314)    $ 4,173,423        100.00%
                                     ===========     ===========     ===========        ======

                     Heinold General Partnership Account III

6. DERIVATIVE FINANCIAL INSTRUMENTS

The Partnership trades derivative financial instruments that involve varying degrees of market and credit risks. Market risk may arise from unfavorable changes in the level or volatility of interest rates, foreign currency exchange rates or market values of the instruments underlying the contracts. All contracts are stated at fair value, and changes in those values are reflected in the statements of operations.

Credit risk arises from the potential inability of counterparties to perform in accordance with the terms of the contract. The credit risk from counterparty nonperformance associated with these instruments is the net unrealized gain, if any, included in the statements of financial condition. For exchanged-traded contracts, the clearing organization acts as the counterparty of specific transactions and, therefore, bears the risk of delivery to and from counterparties to specific positions. In the ordinary course of business, foreign currency forward contracts are entered into on an arm's-length basis with Man Financial Ltd (formerly Man International Ltd.), an affiliate of the General Partners.

The Partnership trades exchange-traded futures contracts on various underlying commodities, foreign currencies and financial instruments as well as forward contracts on foreign currencies. At September 30, 2003 and 2002, the fair values of open futures and forward contracts were as follows:

                                            NET UNREALIZED
                                            GAINS (LOSSES)
                                            --------------
2003
Futures contracts:
  Interest rates                             $   110,376
  Currencies                                      40,473
  Indices                                        (14,298)
  Metals                                          10,894
  Energy                                           3,127
                                             -----------
Total futures contracts                          150,572
Foreign currency forward contracts                34,619
                                             -----------
Total contracts                              $   185,191
                                             ===========

2002
Futures contracts:
  Interest rates                             $    81,089
  Currencies                                     105,959
  Metals                                          22,767
  Energy                                          32,005
                                             -----------
Total futures contracts                          241,820
Foreign currency forward contracts                 9,525
                                             -----------
Total contracts                              $   251,345
                                             ===========

                     Heinold General Partnership Account III

6. DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)

At September 30, 2003 and 2002, net unrealized gains (losses) on futures and forward contracts in any one underlying instrument did not exceed 5% of partners' equity.

The Partnership's funds are held by, and cleared through, Man and are required to be held in segregated accounts under rules of the CFTC. These funds are used to meet minimum margin requirements for all of the Partnership's open positions as set by the exchange where each contract is traded. These requirements are adjusted as needed due to daily fluctuations in the values of the underlying positions. Certain positions may be liquidated if necessary to satisfy resulting changes in margin requirements.

7. FINANCIAL HIGHLIGHTS

The following represents total return information for the years ended September 30, 2003 and 2002. Total return is calculated based on monthly average partners' equity.

                           2003        2002
                           ----        ----
Total return*              9.02%      10.65%

The following represents total return based on monthly average trading capital for the years ended September 30, 2003 and 2002. Management believes that total return calculated based on trading capital is a more accurate reflection of the Partnership's performance for each year and is presented for informational purposes.

                           2003        2002
                           ----        ----
Total return*             12.85%      18.08%

*An individual investor's return may vary from these returns based on the timing of capital transactions.

                                    * * * * *

                     Affirmation of Commodity Pool Operator

To the best of my knowledge and belief, the information contained herein is accurate and complete.

Heinold Asset Management, Inc.
Commodity Pool Operator)
Heinold General Partnership Account III

/s/ Ira Polk
-------------------------------                       December 5, 2003
Ira Polk                                              ---------------------
Chief Financial Officer                               Date